EXHIBIT 4 OPINION OF COUNSEL AND CONSENT

May 1,2008

Board of Directors
Herb-Vita, Inc.
74-090 El Paseo, Suite 205
Palm Desert, California 92260

     Re: Herb-Vita

Gentlemen:

The undersigned is counsel for Herb-Vita, Inc. I have been requested to render an opinion on the tradability of the 100,000 shares of Herb-Vita proposed to be sold pursuant the Herb-Vita's Registration Statement on Form S-
1. In rendering this opinion, I have reviewed Herb-Vita's Registration on Form S-1, company articles of incorporation and by laws and other corporate documents. All representations made to me in Herb-Vita documents and by company officers and directors are deemed to be accurate. It is my opinion that the shares to be issued will be free trading shares. It is further my opinion that:

1.  Herb-Vita is a corporation duly organized,  validly  existing   and in good
standing and is qualified to do business in each jurisdiction in which such qualification is required.


2. That the shares of common stock to be issued by Herb-Vita have been reserved and have been duly and properly approved by Herb-Vita's Board of Directors.

3. That the shares of stock will be legally issued, fully paid, and non-assessable when sold, and will be a valid and binding obligation of the corporation.

4. That the shares of common stock have not been but will be registered under the Securities Act of 1933, as amended (the "Act"), and will be registered by coordination with or exempt from the securities laws of the state jurisdictions in which they will be sold.

I   hereby  consent  to  the  use of this opinion in Herb-Vita's   Registration
Statement on Form S-1. Please feel free to contact the undersigned should you have any further questions regarding this matter.

Very truly yours,

/s/ Henry Casden
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HENRY CASDEN